Delaware	PAGE 1	Exhibit 3.52
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “ARC NETWORKS, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE FIFTEENTH DAY OF JANUARY, A.D. 1997, AT 9 O’CLOCK A.M.

CERTIFICATE OF DESIGNATION, FILED THE TWENTY-EIGHTH DAY OF JANUARY, A.D. 1997, AT 9 O’CLOCK A.M.

CERTIFICATE OF DESIGNATION, FILED THE EIGHTEENTH DAY OF SEPTEMBER, A.D. 1998, AT 12 O’CLOCK P.M.

CERTIFICATE OF MERGER, FILED THE THIRTIETH DAY OF JUNE, A.D. 1999, AT 11:30 O’CLOCK A.M.

CERTIFICATE OF CORRECTION, FILED THE SIXTEENTH DAY OF SEPTEMBER, A.D. 1999, AT 4:30 O’CLOCK P.M.

CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE FIFTEENTH DAY OF MARCH, A.D. 2005, AT 8 O’CLOCK A.M.

CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE THIRTY-FIRST DAY OF AUGUST, A.D. 2007, AT 3:05 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID

2705127 8100H	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 9787019
120945654	DATE: 08-17-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

Delaware	PAGE 2
The First State

CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “ARC NETWORKS, INC.”.

2705127 8100H	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 9787019
120945654	DATE: 08-17-12
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 01/15/1997 971015025 – 2705127

CERTIFICATE OF INCORPORATION

OF

ARC NETWORKS, INC.

THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of Delaware, does hereby certify as follows:

ARTICLE FIRST: The name of the Corporation (the “Corporation”) is Arc Networks, Inc.

ARTICLE SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of the Corporation’s registered agent at such address is Corporate Agents, Inc.

ARTICLE THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOURTH:

(a) The total number of shares of capital stock which this Corporation is authorized to issue is twenty-one million (21,000,000) shares, of which:

(i) 6,000,000 shares shall be designated as Preferred Stock, and shall have a par value of $.01 per share; and

(ii) 15,000,000 shares shall be designated as Common Stock, and shall have a par value of $.01 per share.

(b) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(i) the designation of such series;

(ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series or capital stock, whether such dividends shall be cumulative or noncumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation;

(iii) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

(vi) the extent, if any, to which the holders of the shares of such series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such series shall be entitled;

(vii) the restrictions, if any, on the issue or reissue of any additional shares or series of Preferred Stock; and

(viii) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

(c) No holder of any stock of the Corporation of any class or series now or hereafter authorized, shall, as such holder, be entitled as of right to purchase or subscribe for any shares of stock of the Corporation of any class or any series now or hereafter authorized, or any securities convertible into or exchangeable for any such shares, or any warrants, options, rights or other instruments evidencing rights to subscribe for, or purchase, any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the Corporation.

ARTICLE FIFTH: The name and mailing address of the incorporator is Eric Leopold whose address is 160 Broadway, Suite 901, New York, New York 10038.

ARTICLE SIXTH: Election of directors need not be by ballot unless the By-laws of the Corporation shall so provide.

ARTICLE SEVENTH: Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty or loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE EIGHTH:

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph (b) of this Article EIGHTH, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article EIGHTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article EIGHTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit. If a claim under Paragraph (a) of this Article EIGHTH is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ARTICLE NINTH: Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Nothing in this Article NINTH shall be construed in any manner as a waiver or limitation of the provisions of any By-law or stockholders agreement which requires the approval of the holders of all of the issued and outstanding shares of Common Stock or the approval of the holders of a specified percentage of the issued and outstanding shares of Common Stock which is greater than a majority in order for the Corporation to take specified action.

ARTICLE TENTH: In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend or repeal from time to time By-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-laws made by the Board of Directors and subject to the provisions of any By-law or stockholder agreement limiting the right of the Board of Directors to make certain modifications to the By-laws.

IN WITNESS WHEREOF, I have executed this Certificate of Incorporation this 15th day of January, 1997, and DO HEREBY CERTIFY under penalties of perjury that the facts stated in this Certificate of Incorporation are true.

/s/ Eric Leopold
Eric Leopold, Sole Incorporator

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 01/28/1997 971028255 – 2705127

CERTIFICATE OF DESIGNATION

OF

ARC NETWORKS, INC.

Series A Convertible Preferred Stock

Pursuant to Section 151(g) of the Delaware General Corporation Law, Arc Networks, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The following resolution was duly adopted by the Board of Directors of the Corporation on January 17, 1997:

RESOLVED, that pursuant to Article FOURTH of the Certificate of Incorporation of this Corporation, there be created a series of the Preferred Stock, par value of .01 per share, of this Corporation consisting of one thousand (1,000) shares, to be designated as the Series A Convertible Preferred Stock (“Series A Preferred Stock”), the holders of such shares to have the rights, preferences and privileges set forth in the Statement of Designation attached as Exhibit A to this Resolution; and be it further

RESOLVED, that the officers of this Corporation be, and they hereby are, authorized and empowered to execute and file with the Secretary of State of the State of Delaware, a certificate of designation setting forth the rights, preferences and privileges of the holders of the Series A Preferred Stock.

2. Set forth as an Exhibit to this Certificate of Designation is a true and correct copy of Exhibit A to the resolution duly adopted by the Board of Directors of the Corporation on January 17, 1997, setting forth the rights, preferences and privileges of the holders of the Series A Preferred Stock.

IN WITNESS WHEREOF, Arc Networks, Inc., has caused this certificate to be signed by the chairman of the board and attested by its secretary this          day of January, 1997.

	By:	/s/ Lewis S. Schiller
ATTEST:		Lewis S. Schiller, Chairman of the Board

/s/ Grazyna B. Wnuk
Grazyna B. Wnuk, Secretary

Exhibit A

STATEMENT OF DESIGNATION

The designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series A Convertible Preferred Stock are as follows:

1. Designation and Number of Shares. The designation of this series of one thousand (1,000) shares of capital stock, par value $.01 per share, created by the Board of Directors of the Corporation pursuant to the authority granted to it by the certificate of incorporation of the Corporation is “Series A Convertible Preferred Stock,” which is hereinafter referred to as the “Series A Preferred Stock.” In the event that the Corporation does not issue the maximum number of shares of Series A Preferred Stock or in the event of the conversion of shares of Series A Preferred Stock into this Corporation’s common stock, par value $.01 per share (“Common Stock”), pursuant to Paragraph 4 of this Statement of Designation, or in the event that the Corporation shall acquire (whether by purchase, redemption or otherwise) and cancel any shares of Series A Preferred Stock, the Corporation may, from time to time, by resolution of the Board of Directors, reduce the number of shares of Series A Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series A Preferred Stock then issued or reserved for issuance. The number of shares by which the Series A Preferred Stock is reduced shall have the status of authorized but unissued shares of preferred stock, without designation as to class or series until such stock is once more designated as part of a particular class or series by the Corporation’s Board of Directors.

2. Dividend Rights.

(a) (i) The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds of this Corporation legally available therefor or as otherwise provided in this Statement of Designation, annual dividends at the rate of twenty and 00/100 dollars ($20.00) per share of Series A Preferred Stock, subject to the provisions of Paragraph 2(c) of this Statement of Designation. Such dividends, to the extent declared and subject to the provisions of this Paragraph 2(a)(i), shall be payable in equal semiannual instalments of ten and 00/100 dollars ($10.00) on the first day of April and the first day of October (the first day of April and the first day of October of any particular year each referred to as a “Dividend Payment Date”), to the holders of record on the preceding March 15 and September 15, respectively. Each six-month period ending on the date immediately prior to a Dividend Payment Date is referred to as a “dividend period.” Dividends on the Series A Preferred Stock are non-cumulative, and no holder of Series A Preferred Stock shall be entitled to any dividends for any dividend period unless a dividend for such dividend period shall have been declared by the Board of Directors on or prior to the last day of such dividend period. To the extent declared, dividends shall be payable at the option of the Corporation either in cash or in shares of Common Stock. Notwithstanding anything to the contrary contained in this Paragraph 2(a)(i), no dividends shall be payable on Series A Preferred Stock prior to the date that the Corporation shall have received the proceeds from the initial public offering by the Corporation of its securities pursuant to the Securities Act of 1933, as amended (the “Public Offering Date”), and the first dividend period in which a dividend may be declared shall be the first dividend period ending after the Public Offering Date. To the extent declared, dividends shall be payable, at the option of the Corporation, either in cash or in shares of Common Stock.

(ii) If the Board of Directors determines to make payment in shares of Common Stock, the number of shares constituting such payment shall be determined by dividing the dividend payable per share of Common Stock by the value of one share of Common Stock. No fractional shares shall be issued, the Corporation shall pay cash equal to the value of any fractional shares which would otherwise be payable. The value per share of Common Stock, for purposes of determining the number of shares of Common Stock to be issued in payment of the dividend and the amount payable with respect to any fractional shares shall be determined as follows. If the Common Stock is listed on the New York or American Stock Exchange or admitted to unlisted trading privileges on either of such exchanges or is traded on The Nasdaq Stock Market or other automated quotation system which provides information as to the last sale price, the value shall be the average of the reported last sale price of one share of Common Stock on such exchange or market for the five trading days preceding the record date for determining holders of Series A Preferred Stock entitled to dividends, or if no such sale is made on any of such days, the average of the closing bid and asked prices for such day on such exchange or market shall be used. If the Common Stock is not so listed or admitted to unlisted trading privileges, the value shall be the average of the mean of the reported last bid and asked prices of one share of Common Stock as reported by Nasdaq or the National Quotation Bureau, Inc. or other similar reporting service selected by the Company’s board of directors, for such five trading day period. If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the value of one share of Common Stock shall be an amount, not less than book value, determined in such reasonable manner as may be prescribed by the Board of Directors.

(b) Any dividend or distribution which is part of the liquidation, dissolution or winding up of the Corporation shall be governed by the provisions of Paragraph 6 of this Statement of Designation and not by this Paragraph 2.

(c) As long as any shares of Series A Preferred Stock are outstanding, no dividends (other than a dividend consisting of shares of any series or class of capital stock ranking junior to Series A Preferred Stock as to both dividends and payments in the event of voluntary or involuntary dissolution, liquidation or winding up), shall be declared or paid or set aside for payment and no other distribution shall be declared or made upon any such junior series or class of capital stock ranking junior to Series A Preferred Stock as to both dividends and payments in the event of voluntary or involuntary dissolution, liquidation or winding up, and no such junior series or class of capital stock or any class or series of Preferred Stock on a parity with Series A Preferred Stock as to both dividends and payments in the event of voluntary and involuntary dissolution, liquidation or winding up shall be redeemed, purchased or otherwise acquired for any consideration by the Corporation or by any subsidiary (which shall mean any corporation or entity, the majority of voting power to elect directors of which is held directly or indirectly by the Corporation), except by conversion into or exchange for any such junior series or class of capital stock; unless, in each case, (i) the dividends on the Series A Preferred Stock for the dividend period during which the record date for such other series or class of capital stock occurs shall have been declared by the Board of Directors and paid or payment shall have been provided for or (ii) the holders of a majority of the shares of Series A Preferred Stock then outstanding shall consent thereto. If dividends are declared with respect to the Series A Preferred Stock and such declared dividends are not paid in full upon the shares of Series A Preferred Stock and any other class or series of capital stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon shares of Series A Preferred Stock and such other class or series of capital stock shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and all such other classes or series of capital stock ranking on a parity as to dividends with the Series A Preferred Stock shall in all cases bear to each other the same ratio that the accrued dividends per share on the shares of Series A Preferred Stock and such other class or series of capital stock bear to each other. Holders of shares of Series A Preferred Stock shall not be entitled to dividends thereon, whether payable in cash, property or stock, in excess of the total amount of dividends previously declared by the Board of Directors thereon, as provided in this Statement of Designation. No dividend on Series A Preferred Stock shall be declared or paid or set apart for payment with respect to any dividend payment date unless full dividends, including accumulated dividends, if any, on any series or class of capital stock ranking, as to dividends, prior to Series A Preferred Stock which are to have been paid on or prior to such dividend payment date have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof has been set aside for all dividend periods for such series or class terminating on or prior to such dividend payment date.

(d) No dividends shall be deemed to “accrue” on any share of Series A Preferred Stock at any dividend payment date unless such dividend shall have been declared by the Board of Directors prior to such dividend payment date.

3. Voting Rights.

(a) Except as otherwise required by law and the rights of any holders of any class or series of capital stock hereafter created by the Board of Directors pursuant to the Certificate of Incorporation of this Corporation, the holders of shares of Series A Preferred Stock shall vote together with the Common Stock, as if the Common Stock and the Series A Preferred Stock were a single class; provided, that in all matters the holders of the Series A Preferred Stock shall have the right to cast such number of votes per share of Series A Preferred Stock as represent the number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock, based on the Conversion Rate, as hereinafter defined, in effect as of the applicable record date without regard to whether the Series A Preferred Stock is then convertible.

(b) In the event that, pursuant to applicable law, the holders of the Series A Preferred Stock are required to vote as a single class, separate and apart from the Common Stock, each holder of Series A Preferred Stock shall be entitled to one vote per share of Series A Preferred Stock on such matters.

(c) The Corporation is not restricted from creating other classes or series of Preferred Stock which may be senior or junior to or on a parity with the Series A Preferred Stock as to dividends and/or on the voluntary or involuntary dissolution, liquidation or winding up of the Corporation without the consent of the holders of the Series A Preferred Stock.

4. Automatic Conversion into Common Stock.

(a) Each share of Series A Preferred Stock will, without any action on the part of the holder thereof, automatically, upon the first to occur of (i) the third anniversary of the Public Offering Date or (ii) the date of receipt by the Corporation of audited financial statements, prepared in accordance with generally accepted accounting principles consistently applied certified by the Corporation’s regularly engaged independent certified public accountants, for the first fiscal year of the Corporation in which the Corporation’s net income for such fiscal year is at least nine million dollars ($9,000,000), become and be converted into shares of Common Stock at the Conversion Rate, as hereinafter defined. The date on which the shares of Series A Preferred Stock are converted into shares of Common Stock is referred to as the “conversion date.”

(b) The Conversion Rate shall mean the number of shares of Common Stock issuable upon conversion of one (1) share of Series A Preferred Stock. The Conversion Rate shall be one thousand (1,000) shares of Common Stock, subject to adjustment as provided in Paragraph 4(d) of this Statement of Designation.

(c) On the conversion date, each certificate representing shares of Series A Preferred Stock shall be deemed to represent the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted, and the Corporation shall so advise each holder of Series A Preferred Stock, provided, that the failure to so advise the holders shall not have any effect upon the automatic conversion of the Series A Preferred Stock. As promptly as practicable on or after the conversion date, the Corporation or its transfer agent shall issue and shall deliver a certificate or certificates representing in the aggregate the total number of shares of Common Stock issuable upon such conversion to the person or persons entitled to receive the same; provided, that delivery of a certificate shall be deferred until receipt by the Corporation of the certificate for the shares of Series A Preferred Stock being converted. If, on the conversion date, there shall be declared but unpaid dividends on the Series A Preferred Stock and the record date for such dividends shall precede the conversion date, the Corporation shall, on the payment date for such dividends, pay to the holder of the Series A Preferred Stock on the record date the amount of such unpaid dividends; provided, however, that no dividends shall be paid, whether or not declared, if the record date for such dividends shall occur after the conversion date. The Corporation may retain, and not distribute to the holders of Series A Preferred Stock which shall have been converted into Common Stock, any dividends or distributions payable to the holders of Common Stock of record on a date subsequent to the date of such conversion until the Corporation shall have received the certificates representing the shares of Series A Preferred Stock so converted. No fractional shares of Common Stock shall be issued. If any fractional shares of Common Stock are issuable to any holder of shares of Series A Preferred Stock pursuant to this Paragraph 4(b), the number of shares shall be rounded up to the next higher whole number of shares. No payment or adjustment shall be made upon any conversion or on account of any accrued dividends on the Series A Preferred Stock or the Common Stock issued upon such conversion.

(d) The Conversion Rate shall be subject to adjustment as follows:

(i) In case the Corporation shall, after the date this Certificate of Designation is filed, (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide, split or reclassify its outstanding Common Stock into a greater number of shares, (C) effect a reverse split or otherwise combine or reclassify its outstanding Common Stock into a smaller number of shares, or (D) issue any shares by reclassification of its shares of Common Stock, the Conversion Rate in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of the shares of Series A Preferred Stock converted after such date shall be entitled to receive the aggregate number and kind of shares which, if such shares had been converted immediately prior to such time, he would have owned upon such conversion and been entitled to receive upon such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed in this Paragraph 4(d)(i) shall occur.

(ii) No increase or decrease in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%); provided, however, that any adjustments which by reason of this Paragraph 4(d)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Paragraph 4(d) shall be made to the nearest one-hundredth (1/100) of a share.

(iii) The Corporation may retain a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Paragraph 4(d), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

(iv) In the event that at any time, as a result of an adjustment made pursuant this Paragraph 4(d), the holder of shares of Series A Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of shares of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Paragraph 4.

(v) In addition to the adjustments provided for in this Paragraph 4(d), the Corporation may modify the Conversion Rate in a manner which will increase or decrease the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock if the Corporation believes that such adjustment is necessary or desirable in order to avoid adverse Federal income tax consequences to the holders of the Common Stock.

(e) Whenever the Conversion Rate shall be adjusted as required by the provisions of Paragraph 4(d) of this Certificate of Designation, the Corporation shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer’s certificate showing the adjusted Conversion Rate, setting forth in reasonable detail the facts requiring such adjustment. Each such officer’s certificate shall be made available at all reasonable times for inspection by any holder of shares of Series A Preferred Stock, and the Corporation shall, forthwith after each such adjustment, mail a copy of such certificate by first class mail to the holder of Series A Preferred Stock at such holders’ addresses set forth in the Corporation’s books and records.

(f) The Common Stock issuable upon conversion of the Series A Preferred Stock shall, when so issued, be duly and validly authorized and issued, fully paid and nonassessable.

5. Redemption. The Series A Preferred Stock is not redeemable by the Corporation.

6. Liquidation Rights.

(a) (i) In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of the Series A Preferred Stock shall be entitled to receive one and 00/100 dollars ($1.00) per share, plus declared and unpaid dividends, before any payment or distribution upon dissolution, liquidation or winding up shall be made on any series or class of capital stock ranking junior to Series A Preferred Stock as to such payment or distribution, and after all such payments or distributions have been made on any series or class of capital stock ranking senior to the Series A Preferred Stock as to such payment or distribution.

(ii) After payment of the preference set forth in Paragraph 6(a)(i) of this Statement of Designation, the holders of the Series A Preferred Stock shall have no further rights on liquidation, dissolution or winding up.

(b) The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall be deemed a voluntary dissolution, liquidation or winding up of the Corporation for purposes of this Paragraph 6, except that the merger or consolidation of the Corporation into any other corporation or the sale by the Corporation of all or substantially all of its assets shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Paragraph 6 if either (i) the holders of all shares of Series A Preferred

Stock outstanding upon the effectiveness of such merger or consolidation shall have the right, upon such effectiveness, to receive for each share of Series A Preferred Stock held by them upon such effectiveness, one share of preferred stock of the resulting or surviving corporation or purchaser or the parent of any such corporation, which shares shall have, to the extent practicable, dividend and voting rights and rights upon dissolution, liquidation or winding up reasonably equivalent to those of such shares of Series A Preferred Stock, (ii) each holder of the shares of Series A Preferred Stock shall be entitled to receive upon the effectiveness of such merger or consolidation in exchange for such holder’s shares of Series A Preferred Stock the number of shares of stock or other securities or property receivable upon such merger or consolidation, as the case may be, as such holder would have received had the Series A Preferred Stock been converted into Common Stock immediately prior to the effective time of such merger or consolidation, or (iii) the merger, consolidation or sale or other transaction was approved by the holders of a majority of the shares of Series A Preferred Stock then outstanding either at a meeting of such stockholders or by a written consent in lieu of a meeting. Any merger in which the Corporation shall be the surviving corporation shall not be deemed a dissolution, liquidation or winding up of the Corporation.

(c) In the event the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Paragraph 6(a)(i) of this Statement of Designation, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of Series A Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

7. Rank of Class or Series. For purposes of this Statement of Designation, any stock of any class or series of the Corporation shall be deemed to rank:

(a) prior to shares of Series A Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series A Preferred Stock;

(b) on a parity with shares of Series A Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series A Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series A Preferred Stock;

(c) junior to shares of Series A Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the holders of shares of Series A Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

8. No Preemptive Rights. No holder of the Series A Preferred Stock shall, as such holder, be entitled as of right to purchase or subscribe for any shares of stock of the Corporation of any class or any series now or hereafter authorized or any securities convertible into or exchangeable for any shares, or any warrants, options, rights or other instruments evidencing rights to subscribe for or purchase any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the Corporation.

9. Transfer Agent and Registrar. The Corporation may appoint a transfer agent and registrar for the issuance, transfer and conversion of the Series A Preferred Stock and for the payment of dividends to the holders of the Series A Preferred Stock.

CERTIFICATE OF ELIMINATION

TO THE

CERTIFICATE OF DESIGNATION

OF

ARC NETWORKS, INC.

Series A Convertible Preferred Stock

Pursuant to Section 151(g) of the Delaware General Corporation Law, Arc Networks, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The following resolution was duly adopted by the Board of Directors of the Corporation on September 17, 1998:

WHEREAS, pursuant to Article FOURTH of the Certificate of Incorporation of this Corporation, the Board of Directors created a series of Preferred Stock, par value $.01 per share (“Preferred Stock”) designated as the Series A Convertible Preferred Stock (“Series A Preferred Stock”), and a Certificate of Designation was filed with the Secretary of State with respect thereto; and

WHEREAS, no shares of Series A Preferred Stock are issued or outstanding; be it

RESOLVED, that the Series A Preferred Stock be terminated and the shares of Preferred Stock formerly designated as the Series A Preferred Stock have the status of authorized but unissued shares of Preferred Stock, without designation as to class or series until such shares are once more designated as part of a particular series by the Corporation’s Board of Directors.

IN WITNESS WHEREOF, Arc Networks, Inc., has caused this certificate to be signed by the President this 18th day of September, 1998.

By:	/s/ Peter F. Parrinello
Peter F. Parrinello, President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:00 PM O9/18/1998 981363028 – 2705127 T9319

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 11:30 AM 06/30/1999 991267146 – 2705127

CERTIFICATE OF MERGER

OF

ARC ACQUISITION, INC.

(a Delaware corporation)

WITH AND INTO

ARC NETWORKS, INC.

(a Delaware corporation)

Pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the undersigned domestic corporation adopts the following Certificate of Merger for the purpose of merging into itself Arc Acquisition, Inc., a domestic corporation:

1. The name and state of incorporation of each constituent corporation is (i) Arc Acquisition, Inc., a Delaware corporation (the “Merged Corporation”), to be merged with and into (ii) Arc Networks, Inc., a Delaware corporation (the “Surviving Corporation” and collectively with the Merged Corporation, the “Constituent Corporations”), which shall survive the merger.

2. In accordance with Section 251 of the DGCL, an agreement of merger has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations.

3. The name of the surviving corporation shall be “Arc Networks, Inc.”

4. The certificate of incorporation of the surviving corporation shall be the certificate of incorporation of the Surviving Corporation.

5. The executed plan and agreement of merger is on file at the office of the Surviving Corporation, located at 1770 Motor Parkway, Suite 300, Hauppage, NY 11788.

6. A copy of the agreement of merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by its authorized person on this 27 day of June, 1999.

ARC NETWORKS, INC.,

a Delaware corporation

By:	/s/ Peter F. Parrinello
Peter F. Parrinello, President

2

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:30 PM 09/16/1999 991388464 – 2705127

CERTIFICATE OF CORRECTION FILED TO CORRECT

A CERTAIN ERROR IN THE CERTIFICATE OF MERGER OF

ARC ACQUISITION, INC. WITH AND INTO ARC NETWORKS, INC.

FILED IN THE OFFICE OF THE SECRETARY OF STATE

OF DELAWARE ON JUNE 30, 1999

Arc Networks, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. The name of the corporation is Arc Networks, Inc.

2. That a Certificate of Merger of ARC Acquisition, Inc. with and into Arc Networks, Inc. was filed by the Secretary of State of Delaware on June 30, 1999 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate to be corrected is as follows:

Article 4 of the Certificate incorrectly provided that the certificate of incorporation of the surviving corporation would be the certificate of incorporation of the Surviving Corporation. Instead, Article 4 of the Certificate should have provided that the certificate of incorporation of the Surviving Corporation was to be amended by the merger as described in the Certificate.

4. Article 4 of the Certificate is corrected to read as follows:

“4. The certificate of incorporation of the Surviving Corporation shall be amended by the merger as follows:

Articles First through Sixth, Ninth and Tenth are deleted and new Articles I through VI are added to the certificate of incorporation to read in their entirety as follows:

“ARTICLE I

NAME

The name of the corporation is Arc Networks, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE/AGENT

The address of its registered office in the State of Delaware is located at the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSES

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $1.00 per share.

ARTICLE V

EXISTENCE

The existence of the Corporation is to be perpetual.

ARTICLE VI

NO PREEMPTIVE RIGHTS

No stockholder shall be entitled, as a matter of right, to subscribe for or acquire additional, unissued or treasury shares of any class of capital stock of the Corporation whether now or hereafter authorized, or any bonds, debentures or other securities convertible into, or carrying a right to subscribe to or acquire such shares, but any shares or other securities convertible into, or carrying a right to subscribe to or acquire such shares may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.”

Articles Seventh and Eighth are deleted and new Articles VII through X are added to the certificate of incorporation to read in their entirety as follows:

“ARTICLE VII

NO CUMULATIVE VOTING

At each election of directors, every stockholder entitled to vote at such election shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. No stockholder shall have the right to cumulate his votes in any election of directors.

ARTICLE VIII

BOARD OF DIRECTORS

The number of directors constituting the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Corporation’s Bylaws. None of the directors need be a stockholder or a resident of the State of Delaware. Elections of directors need not be by written ballot unless the Corporation’s Bylaws provide otherwise. Except as otherwise provided by law, the business and affairs of the Corporation shall be managed by, or under the direction of, its Board of Directors. In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized:

A.	To adopt, amend, alter or repeal the Bylaws of the Corporation;

B.	To authorize and cause to be executed any mortgage, lien or pledge upon or of the real and personal property and assets of the Corporation;

C.	To declare and pay lawful dividends upon shares of the Corporation’s capital stock in accordance with the DGCL, as it may hereafter be amended from time to time;

D.	To set apart out of any funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to reduce or abolish any such reserve in the manner in which it was created; and

E.	To adopt from time to time bylaw provisions with respect to indemnification of directors, officers, employees, agents and other persons as it shall deem expedient and in the best interests of the Corporation, to the extent permitted by law and not inconsistent with other provisions of this Certificate of Incorporation, as it may be amended from time to time.

ARTICLE IX

LIMITATION OF DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty or loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ARTICLE X

INDEMNIFICATION

A. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided however, that, except as provided in Paragraph (B) of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article X shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the

Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article X or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

B. Right to Claimant to Bring Suit. If a claim under Paragraph (A) of this Article X is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.”

New Articles XI and XII are added to the articles of incorporation to read in their entirety as follows:

“ARTICLE XI

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

ARTICLE XII

SECTION 203 ELECTION

The Corporation expressly elects not to be governed by Section 203 of the DGCL.””

IN WITNESS WHEREOF, said Arc Networks, Inc. has caused this Certificate to be signed by Peter F. Parrinello, its President, this 13 day of Sept., 1999.

Arc Networks, Inc.

By:	/s/ Peter F. Parrinello
Peter F. Parrinello, President

State of Delaware Secretary of State Division of Corporations Delivered 08:00 AM 03/15/2005 FILED 08:00 AM 03/15/2005 SRV 050216940 – 2705127 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of ARC NETWORK, INC., a Corporation of Delaware, on this 28TH day of JANUARY, A.D. 2005, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is 615 South DuPont Highway Street, in the City of Dover, County of Kent Zip Code 19901.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is TCS CORPORATE SERVICES, INC.

ARC NETWORK, INC. a Corporation of Delaware, does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 31 day of JANUARY, A.D., 2005.

By:	/s/ Michael J. Rock
Authorized Officer

Name:	Michael J. Rock
Print or Type

Title:	CFO

State of Delaware Secretary of State Division of Corporations Delivered 03:28 PM 08/31/2007 FILED 03:05 PM 08/31/2007 SRV 070978412 – 2705127 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of ARC Networks, Inc., a Delaware Corporation, on this 30 day of August, A.D. 2007, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is Corporation Trust Center 1209 Orange Street, in the City of Wilmington, County of New Castle Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is THE CORPORATION TRUST COMPANY.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 30 day of August, A.D., 2007.

By:	/s/ Jennifer Shanders
Authorized Officer

Name:	Jennifer Shanders
Print or Type

Title:	Authorized Person